Exhibit 10.6

ASSIGNMENT AGREEMENT

Between

TOTAL GABON

and

CIE GABON DIABA LTD.

Block DIABA (G4-223), Offshore Gabon

THIS ASSIGNMENT AGREEMENT is executed on 29 November, 2007 between:

TOTAL GABON, a company incorporated under the laws of the Republic of Gabon, whose registered office is located at Boulevard Hourcq, BP 525, Port Gentil, République du Gabon, represented by Mr. Jean BIÉ in his capacity of General Manager (hereinafter referred to individually as “TOTAL GABON” or the “Assignor”), and

CIE GABON DIABA LTD., a corporation incorporated under the laws of the Cayman Islands and having its registered office at Two Post Oak Central, 1980 Post Oak Blvd., Suite 1200, Houston, Texas 77056, represented by Mr. Samuel G. Gillespie in his capacity of Vice Chairman (hereinafter referred to individually as “CIE” or the “Assignee”) on the other part;

CIE and TOTAL GABON being hereinafter collectively referred to as the “Parties” or individually as a “Party”.

WHEREAS:

(i)                                    On December 13, 2006, TOTAL GABON entered with the Republic of Gabon into the following agreements relating to the Block Diaba:

•                                          A “Contrat d’Exploration et de Partage de Production” (the “PSA”); under this PSA the Contractor is composed of TOTAL GABON (85%) and the Republic of Gabon (15%);

•                                          A “Convention de financement” concluded pursuant to article 19 of the PSA which sets forth the conditions under which TOTAL GABON and its assignees shall finance the 15% share of expenses of the Government that it holds in the PSA as a member of the Contractor;

(together, the “Main Contracts’)

(ii)                                 On January 31, 2007, the Republic of Gabon promulgated a Decree No.000192 approving the PSA, issuing an oil and gas exploration Permit No. G4-223 on the Block Diaba and granting to TOTAL GABON an “Autorisation Exclusive d’Exploration” (the “Decree”);

(iii)                              The Main Contracts became effective on January 31, 2007 as per the said Decree;

(iv)                             CIE has evaluated the Main Contracts relating to the Block Diaba pursuant to the terms of a confidentiality agreement between the Parties executed on April 27, 2007 (the “Confidentiality Agreement”);

(v)                                CIE desires to acquire from TOTAL GABON a participating interest of twenty-one and twenty-five hundredths percent (21.25%) in the rights, interests, duties, privileges and obligations in the Main Contracts and the Block Diaba and TOTAL GABON is willing to assign the same;

(vi)                             The Parties desire to define the conditions under which TOTAL GABON will assign to CIE the participating interest, as specified herein, in TOTAL GABON’s rights, interests, duties, privileges and obligations in the Main Contracts and the Block Diaba;

NOW THEREFORE, THE PARTIES HAVE REACHED THE FOLLOWING AGREEMENT:

ARTICLE 1 — DEFINITIONS

1.1                                Without prejudice to the terms defined above in the recitals, the following terms shall be used in the present Agreement in the English language with the same meaning as specified for the definitions in the Main Contracts for the corresponding French language terms, except where otherwise provided for in the present Agreement:

“Affiliate”: Société Affiliée;

“Budget”: Budget;

“Contractor”: includes Contracteur under the PSA and “Société Pétroliére” under the Convention de Financement;

“Government”: Etat;

“Government Participating Interest”: Participation de l’Etat; at the Agreement Date the Government holds a Government Participating Interest of 15%;

“Petroleum Operations”: Opérations Pétrolières ;

1.2                                In addition, the following terms used in the present Agreement shall have the following meaning:

“Agreement” means the present Assignment Agreement and its Attachment;

“Agreement Date” means the date first stated above being the date of execution of this Agreement;

“Attachment” means Sample of Assignment Instrument referred to in article 3. 1 (ii) of this Agreement

“Assigned Participating Interest” means the interest assigned by TOTAL GABON to CIE as described in articles 2.1.1 and 2.2 of this Agreement.

“Block Diaba” means Block Diaba, offshore Gabon, as shown on the map and coordinates set out in Exhibit 1 of the PSA and Article 3 of the Decree.

“Effective Date of Assignment” means the date stipulated in article 4 of this Agreement;

“Interim Period” means the period between the Agreement Date and the Effective Date of Assignment.

“Operator” means TOTAL GABON.

ARTICLE 2 – ASSIGNMENT

2.1                               Conditions on Assignment

2.1.1                      Subject to approval by the Government of the assignment which is the subject of this Agreement and in addition, subject to the fulfillment by the Assignee of its financial obligations referred to in article 5 hereafter, TOTAL GABON hereby assigns to CIE, the participating interest described in article 2.2 hereunder in the rights, interests, duties, privileges and obligations of the Contractor in the Main Contracts and the Block Diaba.

The said assignment excludes:

(i)                                     The benefit of the provisions of TOTAL GABON convention for establishment referred to in annex 3 of the PSA which are granted “intuitu personae” and are not transferable to third parties as per annex 3 of the PSA.

(ii)                                  The rights and obligations of TOTAL GABON as Operator of the Petroleum Operations carried out on the Block Diaba pursuant to the Main Contracts.

2.1.2                      As of the Effective Date of Assignment and subject to the provisions of article 2.1.1, the Assignee will be considered to be a member of the Contractor under the Main Contracts and shall duly perform its obligations, in particular its share of related financial obligations.

2.2                               Participating Interests of the Parties

2.2.1                      As a result of the assignment of the Assigned Participating Interest and subject to article 2.1.1 above, as well as articles 2.2.2 and 2.2.3 hereunder, the respective participating interests of the different members of the Contractor shall be the following:

TOTAL GABON:	63.75%
CIE:	21.25%
Government:	15%

2.2.2                        The rights and obligations of the Parties pursuant to article 19.1 (2) of the PSA shall be the following:

TOTAL GABON:	75%
CIE:	25%

2.2.3                        Pursuant to article 19.1 (3) of the PSA and the Convention de Financement, the Parties, as member entities of “Société Pétrolière”, are requested to finance the share of expense of the Government Participating Interest. The Parties shall share such expenses in the proportion which its participating interest bears to the total of their participating interests referred to in article 2.2.1 above, namely:

TOTAL GABON:	11.25%
CIE:	3.75%

2.3                               Operator

TOTAL GABON is the Operator with respect to all Petroleum Operations conducted on the Block Diaba.

ARTICLE 3 — CONDITIONS FOR FINALIZATION OF THE ASSIGNMENT

3.1                                 The assignment of the Assigned Participating Interest is subject to the approval of the Government. To obtain this approval, TOTAL GABON shall submit to the said Government, as soon as possible after receiving the information referred to in article 3.1 (i):

(i)                                     Technical, legal and financial background referred to in article 42.2 of the PSA that CIE will have, under its own responsibility, previously transmitted to TOTAL GABON to that effect no later than five (5) days following the date of execution of this Agreement.

(ii)                                  A duplicate original of the assignment instrument, duly signed by the Parties, in accordance with the sample enclosed with this Agreement in the Attachment.

3.2                                 In the event that the Government should notify TOTAL GABON of its refusal to grant approval of the assignment as executed by the Parties, TOTAL GABON shall notify the Assignee within seven (7) days of such refusal and the present Agreement shall terminate forthwith.

3.3                                 Once the Government has given its written approval to the assignment —or has not objected to such assignment at the expiration of the 30 days-period referred to in article 42.2 of the PSA and in such case the approval is deemed granted —TOTAL GABON will notify the Assignee either (i) of such approval or (ii) of the expiration of the 30 days-period.

3.4                                 Each Party shall use its best efforts to obtain the Government’s approval.

ARTICLE 4 — EFFECTIVE DATE OF ASSIGNMENT

The assignment of the Assigned Participating Interest shall take effect at midnight on December 31, 2007, which shall be referred to as the “Effective Date of Assignment”.

ARTICLE 5 — THE ASSIGNEE’S FINANCIAL OBLIGATIONS

5.1                                 Notwithstanding provisions of article 6.4 (b) hereunder, in consideration of the Assignment, CIE shall pay to TOTAL GABON an amount of $1,995,000.00 US Dollars, which represents CIE’s 25% share, as per article 2.2.2 above, of the estimated past costs incurred by TOTAL GABON from the date of execution of the Main Contracts through October 31, 2007.

5.2                                 This amount shall be paid by wire transfer, in funds immediately available not later than seven (7) days following the notification made by TOTAL GABON to CIE pursuant to article 3.3 of this Agreement.

ARTICLE 6 — OBLIGATIONS OF THE PARTIES

6.1                               Representations and Warranties

Each Party hereby represents and warrants that as of the Agreement Date:

(a)                                  It is duly organized and validly exists as stated in the recitals.

(b)                                 It has corporate power and authority to execute this Agreement and each document, instrument or agreement contemplated hereby and to perform its obligations hereunder.

(c)                                  It has not made or offered and will not make or offer with respect to the matters which are the subject matter of this Agreement, any payment, gift, promise or other advantage, whether directly or through intermediaries, to or for the use of any Official where such payment, gift, promise or advantage would violate the applicable laws of Gabon, the laws of its country of incorporation, or the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions signed in Paris on December 17, 1997 and which entered into force on February 15, 1999.

With respect to the above, “Official” means and includes: (a) any officer or employee of any government or any department, agency or instrumentality (i.e., any legal entity controlled by the said government) thereof, or of any public enterprise, or any person acting in an official capacity on behalf of any such government, department, agency or instrumentality and in general any person holding a legislative, administrative or judicial office; (b) any political party; (c) any official of a political party; (d) any candidate for political office; or (e) any officer or employee of a public international organization (e.g., United Nations, International Monetary Fund, World Bank).

(d)                                 It has not gone into liquidation, made an assignment for the benefit of creditors, declared itself or been declared bankrupt or insolvent by competent court or had a receiver appointed in respect of the whole or any part of its assets and has no plans to do so.

6.2                               Representations and Warranties of Assignor

Assignor hereby represents and warrants that as of the Agreement Date:

(a)                                  Assignor owns the interest it has in the PSA free and clear of any liens and security interests and that the interest transferred to CIE is free and clear of any liens or security interests.

(b)                                 Assignor is not aware of any challenge by the Government to the validity of the PSA or to the terms of the PSA.

6.3                               No Other Representations and Warranties

The representations and warranties contained in this Article 6 are the only representations and warranties applicable to this Agreement and no other representations or warranties, express or implied, shall apply thereto.

6.4                               Obligations of the Parties during Interim Period

(a)                                  During the Interim Period, TOTAL GABON will not:

(ii)                                  Enter into or grant any third party right, security interest, overriding royalty, net profits interest or other encumbrance over the Assigned Participating Interest; or

(iii)                               Assign or transfer to any third party the Assigned Participating Interest;

(iv)                              Without the prior reasonable written consent of CIE, agree to amend in any material respects, the Main Contracts or execute any new material agreements relating to the Block Diaba.

(b)                                 CIE agrees that, upon receipt of the notification by TOTAL GABON to CIE pursuant to article 3.3 of this Agreement, it will undertake to reimburse TOTAL GABON for any and all costs and expenses attributable to the Assigned Participating Interest for the purpose of Petroleum Operations which will be financed by TOTAL GABON during the period from November 1, 2007 until the Effective Date of Assignment, as well as its share of any actual costs above and beyond the estimated amount of past costs referenced in article 5.1, if any.

6.5                               Costs of the Assignment

Notwithstanding anything herein any tax and duty payable in any jurisdiction on the execution, delivery and performance of this Agreement shall be borne by the Party, which according to applicable law, is responsible for such tax liability.

ARTICLE 7 — AMENDMENT AGREEMENTS AND JOINT OPERATING AGREEMENT

7.1                                 The Parties shall execute the necessary amendment agreements to the Main Contracts pursuant to which CIE shall have a participating interest corresponding to its Assigned Participating Interest.

7.2                                 As soon as practically possible after the Effective Date of Assignment TOTAL GABON will deliver to CIE a draft of Joint Operating Agreement (hereinafter referred to as “JOA”) for the conduct of the joint operations under the Main Contracts and the Block Diaba to be executed between the Parties and the Government.

The Parties shall make their best effort to conclude such JOA as promptly as possible. Once an agreement is reached between them on the terms of such JOA, they shall enter into negotiations with the Government.

7.3                                 (i) From the Effective Date of Assignment until the date of execution of the JOA, TOTAL GABON as operator of the Block Diaba and any of its Affiliates providing services for the Petroleum Operations associated with the Block Diaba shall not be liable to CIE, and CIE shall indemnify Operator and such Affiliates severally and in proportion to its participating interest referred to in article 2 for any loss or damage (including injury or death) caused by Operator’s or Operator’s Affiliates’ acts and/or omissions in the conduct of the operations, unless such acts of omissions are due to the Gross Negligence of Wilful Misconduct of Senior Supervisory Personnel. However, the Operator and such Affiliates shall never be liable to CIE (except as a Party to the extent of its participating interest referred to in article 2.2.2), and CIE shall severally indemnify Operator and such Affiliates in proportion to its participating interest for any consequential or other indirect damages or losses including but not limited to those arising from reservoir or formation damage, inability to produce or underproduction of hydrocarbons, business interruption, pollution control and amelioration, environmental rehabilitations, or loss of profits.

As used herein, Gross Negligence or Wilful Misconduct means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act of failure would have on the safety or property of another person or entity. Notwithstanding the foregoing, Gross Negligence or Wilful Misconduct shall not include any action taken in good faith for the safeguarding of life, property, or operations, or any error of judgement or mistake made in the good faith exercise of any function, authority or discretion conferred upon the Operator.

Senior Supervisory Personnel means any supervisory employee of Operator, or of any of its Affiliates providing services to the Operator, who functions in the operations as a resident manager or drilling rig superintendent, responsible for or in charge of on-site drilling, construction, or production or any employee of Operator or any such Affiliates who functions at a management level equivalent to or superior to the described positions; or who is an officer or director of Operator or any such Affiliates.

(ii) From the date of execution of the JOA, provisions dealing with the responsibility of TOTAL GABON acting as Operator (together with clauses on limitation on liability) shall supersede and replace those of article 7.3 (i) above.

ARTICLE 8 — CONFIDENTIALITY, TERM AND TERMINATION

8.1                               Confidentiality

8.1.1                        Until the Effective Date of Assignment, the provisions of the Confidentiality Agreement shall apply.

8.1.2                        As of the Effective Date of Assignment, the provisions of the PSA and the JOA relating to the confidentiality obligations of the Parties shall apply.

8.1.3                        In the event that this Agreement should terminate on the conditions described in the above article 3, the confidentiality obligations of the Assignee shall be the obligations specified in the Confidentiality Agreement.

8.2                               Term and Termination

8.2.1                        The Parties are bound by this Agreement as of the Agreement Date.

8.2.2                        This Agreement shall remain in effect until the obligations contained herein have been fully met, unless legally terminated on the conditions described in article 3.

ARTICLE 9 — APPLICABLE LAW AND ARBITRATION

9.1                               Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with English Law.

9.2                               Dispute Resolution

Any disputes which may derive from the interpretation, application or validity of this Agreement shall be exclusively and finally settled according to the Arbitration Rules of the International Chamber of Commerce by three arbitrators appointed in conformity with said Rules.

The president of the arbitral tribunal shall be a lawyer. The arbitration shall take place in Geneva, Switzerland.

The Parties shall keep strictly confidential the contents of the arbitration proceedings.

The arbitration award shall be final, binding and without the right of appeal. The Parties agree to abide by the decision and hereby waive any right to other recourse.

ARTICLE 10 — NOTICES

Any notices or other communications required or to be given pursuant to this Agreement shall be in writing, in English or in French and, unless otherwise provided in this Agreement, deemed to have been properly given when received if sent to the Parties by letter to the address first written on page 1 of this Agreement or by fax for which the sender received written confirmation of complete delivery or acknowledged hand delivery as follows:

CIE		TOTAL GABON

Tel:	(1) 713-579-9103	Tel:	(241) 55-60-01
Fax:	(1) 713-579-9196	Fax:	(241) 55-53-59
Attention:	Samuel G. Gillespie	Attention:	M. le Directeur General

With copy to:		With copy to:

Tel:	(1) 713-579-9105	Tel:	(241) 77-62-88
Fax:	(1) 713-579-9196	Fax:	(241) 77-60-47
Attention:	James W. Farnsworth	Attention:	M. le Directeur Juridique et Associations

Either Party may, by giving notice thereof to the other Party, change its address for notice at any time and/or designate that copies of any notice be directed to another person at another address.

ARTICLE 11 — Miscellaneous

11.1                        Non Waiver

The failure of either Party to enforce any of the provisions of this Agreement shall not be construed as a waiver of the right of such Party thereafter to enforce any such provisions.

11.2                        Language

All documents and notifications to be prepared related to this Agreement shall be drawn up in English or French, at the discretion of the preparing Party, except that the Attachment, documents referred to in article 7 of the present Agreement and any other document involving the Government shall be drawn up and signed in French.

11.3                        Priority of Contractual documents

In the event of conflict between the provisions of this Agreement and any of its attachments, the provisions of this Agreement shall prevail.

In case of contradiction between the Main Contracts and the Decree and this Agreement, the Main Contracts and the Decree shall prevail.

Done in two duplicate originals,

CIE		TOTAL GABON

By:	/s/ James W. Fansworth	By:	/s/ Jean Bié
	Name:James W. Farnsworth		Name: J. Bié

ATTACHMENT

SAMPLE OF ASSIGNMENT INSTRUMENT

REFERRED TO IN ARTICLE 3.1 (II) OF THIS AGREEMENT

ACCORD DE CESSION

ENTRE:

TOTAL GABON, Société Anonyme avec Conseil d’Administration constituée selon les lois en vigueur dans la République Gabonaise, ayant son siège social sis Boulevard Hourcq, BP 525, Port Gentil, représentée par M. Jean Bié en qualité de Directeur Général ayant tous pouvoirs à cet effet (ci-après désignée individuellement « TOTAL GABON » ou « le Cédant »), d’une part

CIE GABON DIABA LTD., une société incorporée selon les lois des Iles Cayman et ayant son siège social 2 Post Oak Central, 1980 Post Oak Blvd, suite 1200, Houston, Texas 77056 représentée par M. Samuel G. GILLESPIE en qualité de Vice Chairman (ci-après désignée individuellement « CIE » ou « le Cessionnaire »), d’autre part.

CIE et TOTAL GABON étant ci-après désignées collectivement « les Parties » ou individuellement une « Partie ».

ETANT PREALABLEMENT EXPOSE:

(i)                                     Le 13 Décembre 2006, TOTAL GABON et l’Etat Gabonais ont conclu les accords suivants relatifs au Permis Diaba (G4-223) :

•                                          un Contrat d’Exploration et de Partage de Production (« le CEPP ») ; En vertu du CEPP, le Contracteur est constitué de TOTAL GABON (85%) et de l’Etat Gabonais (15%) ;

•                                          en application de l’article 19 du CEPP, une Convention de Financement qui précise les conditions selon lesquelles TOTAL GABON et ses cessionnaires assureront le financement de la quote-part de 15% des dépenses incombant à l’Etat au titre de sa participation de 15% ;

(ces accords sont ci-aprés désignés « les Contrats »)

(ii)                                  Le 31 Janvier 2007, la République Gabonaise a promulgué le Décret n°000192 portant approbation du CEPP, instituant un permis d’exploration valable pour les hydrocarbures liquides et gazeux dit « DIABA» et octroyant au profit de TOTAL GABON une Autorisation Exclusive d’Exploration sur le dit permis d’exploration (ci-après désigné « le Décret ») ;

(iii)                               Les Contrats sont entrés en vigueur le 31 Janvier 2007 à la date de promulgation du Décret.

(iv)                              Dans le cadre d’un accord de confidentialité, CIE a eu accès aux Contrats et a manifesté un intérêt pour l’acquisition d’un pourcentage de participation dans le Permis Diaba.

EN FOI DE QUOI, les Parties ont convenu ce qui suit:

Article 1

TOTAL GABON cède à CIE qui accepte un pourcentage de participation de 21.25% dans les droits, intérêts, devoirs, privilèges et obligations du Contractant, en qualité de Société Pétrolière dans les Contrats et Ie Permis Diaba, ètant précisé que ladite cession exclut le bénéfice des dispositions de la convention d’établissement de TOTAL GABON visées à l’annexe 3 du CEPP qui sont consenties intuitu personae à TOTAL GABON.

Sous réserve des dispositions de l’Article 3 ci-après, la présente cession prendra effet le 31 Decembre 2007 (a minuit), de telle sorte que la répartition des participations au sein du Contracteur soit, à cette date, la suivante :

TOTAL GABON, Opérateur:	63.75%

CIE:	21.25%

ETAT GABONAIS:	15%

Article 2

En contrepartie de la présente cession, CIE paiera à TOTAL GABON une somme de un million neuf cent quatre vingt quinze mille dollars des Etats-Unis d’Amerique qui represente sa quote-part de 25 % des couts passes estimes encourus par TOTAL GABON au titre des Contrats a compter de leur date de signature jusqu’ a la date du 31 Octobre 2007 ; CIE remboursera en outre cette meme quote-part des couts et depenses encourus par TOTAL GABON entre le 1(er) Novembre et le 31 Decembre 2007 ainsi que toutes regularisations eventuelles des couts encourus par TOTAL GABON jusqu’au 31 Octobre 2007.

Article 3

Conformément aux dispositions de l’article 42 du CEPP, la presénte cession est conclue sous condition suspensive de l’agrément de la République Gabonaise. CIE fournira aux autorités gabonaises toutes les informations requises et souscrira aux exigences requises par ledit article 42 pour l’établissement de la demande d’agrément.

Fait en trois exemplaires originaux dont l’un est destiné à l’attention de la République Gabonaise.

Pour TOTAL GABON                           Pour CIE GABON DIABA LTD.